Exhibit 3.1

GOLUB CAPITAL BDC 3, INC.

ARTICLES OF AMENDMENT

Golub Capital BDC 3, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and hereby does, amend its charter (the “Charter”) as currently in effect as hereinafter set forth.

SECOND: The Charter is hereby amended by deleting the first two sentences from Article VI, Section 6.1 and inserting the following in place thereof:

The Corporation has authority to issue 111,000,000 shares of stock, initially consisting of 110,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 1,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $111,000.

THIRD: The amendment of the charter as hereinabove set forth has been duly approved by the Board of Directors of the Corporation, without action by the stockholders, as permitted by Section 2-105(a)(13) of the Maryland General Corporation Law and Article VI, Section 6.1 of the Charter.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 101,000,000, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of Preferred Stock, $0.001 value per share. The aggregate par value of all authorized shares of stock having par value was $101,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the charter is 111,000,000, consisting of 110,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of Preferred Stock, $0.001 value per share. The aggregate par value of all authorized shares of stock having par value is $111,000.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalty for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 18th day of December, 2023.

ATTEST:	GOLUB CAPITAL BDC 3, INC;

/s/ Joshua M. Levinson	By:	/s/ David B. Golub
Joshua M. Levinson		David B. Golub
Secretary		President